                                                                   EXHIBIT 4.16


                             VISION TWENTY-ONE, INC.
                      SECOND AMENDMENT TO CREDIT AGREEMENT

         This Second Amendment to Credit Agreement (herein, the "Amendment") is entered into as of June 10, 1999, among Vision Twenty-One, Inc., a Florida corporation, the Banks party hereto, and Bank of Montreal as Agent for the Banks.


                             PRELIMINARY STATEMENTS

          A. The Borrower, the Banks, and the Agent are parties to an Amended and Restated Credit Agreement, dated as of July 1, 1998, as amended (herein, the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

          B. The Borrower and the Banks have agreed to make certain other changes to the Credit Agreement as provided for in this Amendment.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.   AMENDMENTS.

         Subject to the satisfaction of the conditions precedent set forth in
Section 3 below, the Credit Agreement shall be and hereby is amended as follows:

                  1.1. Section 1.4 of the Credit Agreement shall be amended by adding at the end thereof a new subsection (f) which shall read as follows:

                  (f) Anything in this Agreement to the contrary notwithstanding, the Borrower and the Floating Rate Payor have agreed to convert all Fixed Rate Loans outstanding on June 30, 1999, into Base Rate Loans or Eurodollar Loans (as designated by the Borrower in accordance with the procedures set forth in
                  Section 1.6 hereof), and on and after such date no Fixed Rate Loans shall be outstanding or available to the Borrower hereunder In connection with the cancellation of the Fixed Rate Loan option, the Floating Rate Payor will pay to the Borrower approximately $75,000 in settlement of the implicit interest rate trade (which amount shall be held by the Agent in an account in the manner set forth in Section 9.4 hereof as collateral security for the Obligation, provided that, in the absence of any Event of Default and instructions from the Required Banks to the contrary, such amount shall be made available to the Borrower for the payment of professional fees due and owing by it).

                  1.2. Section 1.7 (Interest Periods) of the Credit Agreement shall be amended by striking the phrase "(b) in the case of a Eurodollar Loan, 1, 2, 3, or 6 months thereafter" and inserting in lieu thereof the following:

                           (b) in the case of a Eurodollar Loan advanced,
                  continued, or created by conversion at any time on or after June 8, 1999, through and including December 31, 1999, 1 month thereafter and in the case of a Eurodollar Loan advanced, continued, or created by conversion at any time on or after January 1, 2000, 1, 2, or 3 months thereafter."

                  1.3. Section 1.9 of the Credit Agreement shall be amended by adding at the end thereof a new subsection 1.9(c) which shall read as follows:

                           (c) Application of Prepayments. Anything in this
                  Agreement to the contrary notwithstanding, all prepayments (whether voluntary or mandatory) made at any time on or after June 1, 1999, and required to be applied to any Term Loans shall be applied to the relevant Term Loans in the inverse order of maturity.

                  1.4. The second paragraph of Section 3 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                  Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Agent or any of the Banks after the occurrence and during the continuation of an Event of Default shall be remitted to the Agent and distributed as follows:

                           (a) first, to the payment of any outstanding costs
                  and expenses reasonably incurred by the Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral or by the Agent, and any security trustee therefor, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Agent under
                  Section 12.15 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Banks, in which event such amounts shall be remitted to the Banks to reimburse them for payments theretofore made to the Agent);

                           (b) second, to the payment of any outstanding
                  interest or other fees or amounts due under the Notes and the other Loan

                  Documents (including amounts owing to the Banks or the Floating Rate Payor under Section 1.12 hereof), in each case other than for principal on the Loans or in reimbursement or collateralization of L/C Obligations, pro rata as among the Agent and the Banks in accord with the amount of such interest and other fees or amounts owing each;

                           (c) third, to the payment of the principal of the
                  Notes and any unpaid Reimbursement Obligations and to the Agent to be held as collateral security for any other L/C Obligations (until the Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations) and to ACH Liability then outstanding (up to $1,500,000 at any one time), the aggregate amount paid to or held as collateral security for the Agent and the Banks to be allocated pro rata in accord with the aggregate unpaid principal balances of Loans, interests in the Letters of Credit, and ACH Liability, owing to each;

                           (d) fourth, to the Agent and the Banks ratably in
                  accordance with the amounts of any other indebtedness, obligations or liabilities of the Borrower and its Subsidiaries owing to each of them and secured by the Collateral Documents (other than for Hedging Liability described in subsection (e) below), unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied;

                           (e) fifth, to the payment of the Hedging Liability
                  (if any) pro rata as among the Banks to whom such Hedging Liability is owed in accordance with the then respective unpaid amounts of such liability; and

                           (f) sixth, to the Borrower or whoever else may be
                  lawfully entitled thereto.

                  1.5. Section 4.2 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                  Section 4.2 Collections. The Borrower shall establish and maintain such arrangements as shall be necessary or appropriate to assure that all proceeds of the Collateral of the Borrower and its Material Subsidiaries are deposited (in the same form as received) in accounts maintained with, or under the dominion and control of, the Agent, such accounts to constitute special restricted accounts, the Borrower acknowledging that the Agent has (and is hereby granted) a lien on such accounts and all funds contained therein to secure the Obligations. If and to the extent that proceeds are deposited and/or maintained in one or more accounts maintained with financial institutions other than the Agent, except as otherwise permitted under Section 4.1(iii) above, it shall be a condition to the Borrower's or any Material Subsidiary's right to establish and maintain such deposit accounts at any time after July 31, 1999, that the financial institutions maintaining such accounts shall have delivered to the Agent blocked account agreements satisfactory to the Agent in form and substance pursuant to which such financial institutions acknowledge the Agent's Lien thereon, waive any right of offset or bankers' liens thereon (other than with respect to account maintenance charges and returned items) and agree that, upon notice from the Agent, the collected balances in such accounts will only be transferred to the Agent. The Banks agree with the Borrower that if and so long as no Default or Event of Default has occurred or is continuing, amounts on deposit in the accounts maintained with the Agent will (subject to the rules and regulations of the Agent as from time to time in effect applicable to demand deposit accounts) be made available to the Borrower and its Material Subsidiaries for use in the conduct of their business. Upon the occurrence of an Event of Default, the Agent may apply the funds on deposit in such accounts to the Obligations.

                  In furtherance of the requirements set forth above, the Borrower agrees to establish and implement a cash management system acceptable to the Agent by no later than September 30, 1999, pursuant to which all available cash and cash equivalents held or maintained by the Borrower and its Subsidiaries (exclusive of reasonable account balances maintained for the account of physician practice groups) are swept on a daily basis into one or more deposit accounts subject to the Lien of the Agent as set forth above.

                  1.6. The definition of "Applicable Margin" appearing in
         Section 5.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows (and the Applicable Margin, as so amended, shall be effective as of June 10, 1999):

                           "Applicable Margin" means, with respect to Loans,
                  Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, the rate per annum specified below:

                     Applicable Margin for Base Rate Loans under Revolving
                     Credit, Term A Loans and Term B Loans, and Reimbursement
                     Obligations :                                                       1.75%

                     Applicable Margin for Eurodollar Loans under Revolving
                     Credit, Term A Loans and Term B Loans, and letter of credit
                     fee:                                                                3.25%

                     Applicable Margin for Revolving Credit Commitment fee:              .625%

                     Applicable Margin for Base Rate Loans under Term C Loans            1.75%

                     Applicable Margin for Eurodollar Loans under Term C Loans          3.875%

                  ; provided, however, that the Applicable Margin shall be subject to quarterly adjustments on the first Pricing Date, and thereafter from one Pricing Date to the next the Applicable Margin shall mean a rate per annum determined in accordance with the following schedule:

                               APPLICABLE MARGIN
                                 FOR BASE RATE     APPLICABLE MARGIN
                                  LOANS UNDER        FOR EURODOLLAR
                               REVOLVING CREDIT,      LOANS UNDER        APPLICABLE                       APPLICABLE
             TOTAL FUNDED      TERM A CREDIT AND   REVOLVING CREDIT,   MARGIN FOR THE                     MARGIN FOR
             DEBT/ADJUSTED    TERM B CREDIT, AND   TERM A CREDIT AND      REVOLVING       APPLICABLE      EURODOLLAR
             EBITDA RATIO        REIMBURSEMENT     TERM B CREDIT, AND      CREDIT       MARGIN FOR BASE   LOANS UNDER
           FOR SUCH PRICING    OBLIGATIONS SHALL    LETTER OF CREDIT   COMMITMENT FEE  RATE LOANS UNDER     TERM C
                 DATE                 BE:            FEE SHALL BE:        SHALL BE:     TERM C CREDIT:      CREDIT:

          Greater than 3.0          1.75%               3.25%              .625%            1.75%          3.875%
          to 1.0

          Equal to or less          1.625%               3.125%             .625%           1.625%          3.875%
          than 3.0 to 1.0,
          but  greater than
          2.5 to 1.0

          Equal to or less          1.50%                3.0%              .50%             1.50%          3.625%
          than 2.5 to 1.0,
          but greater than
          2.0 to 1.0

          Equal to or less          1.25%               2.75%              .50%             1.25%          3.625%
          than 2.0 to 1.0,
          but greater than
          1.5 to 1.0

          Equal to or less          1.0%                2.50%              .50%             1.0%           3.625%
          than 1.5 to 1.0

                  ; provided, further, that the Applicable Margin for Loans, Reimbursement Obligations, and Letter of Credit fees set forth above shall be (a) increased by .25% per annum on December 10, 1999, and by an additional .50% per annum on each June 10 and December 10 ending thereafter until the Borrower has sold its Retail Group, which shall be made in accordance with the terms and conditions of the Loan Documents (it being acknowledged that the Borrower has advised the Banks that it intends to sell its Retail Group and reduce its outstanding Obligations with the proceeds thereof for a purchase price, and otherwise on terms and conditions, acceptable to the Banks, and the Banks have relied on such statements in entering into the Second Amendment to Credit Agreement with the Borrower dated on or about June 10, 1999), and (b) upon the sale of the Retail Group, and the reduction of the Obligations to be made out of the proceeds thereof, on terms and conditions acceptable to the Banks, the Applicable Margins for Loans, Reimbursement Obligations, and Letter of Credit fees shall be reduced to the levels set forth in the chart above without regard to the increases called for by clause (a) above.

                  For purposes hereof, the term "Pricing Date" means, for any fiscal quarter of the Borrower ending on or after June 30, 1999, the date on which the Agent is in receipt of the Borrower's most recent financial statements for the fiscal quarter then ended, pursuant to Section 8.5(b) or (c) hereof. The Applicable Margin shall be established based on the Total Funded Debt/Adjusted EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5(b) or (c) hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Total Funded Debt/Adjusted EBITDA Ratio shall be deemed to be greater than 3.0 to 1.0). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the Borrower's fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Banks if reasonably determined.

                  1.7. The definition of "Capital Expenditures" appearing in
         Section 5.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                  "Capital Expenditures" means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included as "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such Person, and in any event Capital Expenditures shall be deemed to include all amounts paid by the Borrower or any of its Subsidiaries for the assets or business of a Target pursuant to an Acquisition permitted by this Agreement.

                  1.8. The definition of "EBITDA" appearing in Section 5.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                  "EBITDA" means, with reference to any period, Net Income for such period plus the sum (without duplication) of all amounts deducted in arriving at such Net Income amount in respect of
                  (a) Interest Expense for such period, (b) federal, state and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period,
                  (d) one-time charges incurred on or about January 30, 1998, arising out of the prepayment of the indebtedness owing to Prudential Securities Credit Corporation on or about January 30, 1998, (e) one-time charges incurred on or about July 1, 1998, arising out of the refinancing and restructuring of the indebtedness owing to Bank of Montreal and the other lenders party to the Original Credit Agreement, and (f) non-recurring expenses in an aggregate amount up to $11,300,000 incurred as a result of the implementation of the Ernst & Young restructuring plan.

                  1.9. The definition of "Permitted Acquisition" appearing in
         Section 5.1 of the Credit Agreement shall be amended by striking clause
         (g) thereof and inserting in its place the following:

                           (g) the Total Consideration paid for the Target, when
                  taken together with the aggregate amount of Capital Expenditures incurred during the current fiscal year (including other Acquisitions made by the Borrower or any of its Subsidiaries during the current fiscal year), does not exceed $3,000,000 in the aggregate.

                 1.10. Section 5.1 of the Credit Agreement shall be amended by adding the following definitions (in appropriate alphabetical order):

                  "ACH Liability" means the liability of the Borrower or any of its Subsidiaries owing to Bank of Montreal or any of its Affiliates (including Harris Trust and Savings Bank) arising out of the processing of incoming and outgoing transfers of funds by automatic clearing house transfer, wire transfer, or otherwise pursuant to agreement or overdraft and related cash management services afforded to the Borrower or any such Subsidiary by any such financial institution.

                  "Excess Cash Flow" means, with respect to any period, the amount (if any) by which (a) the sum of Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state and local income taxes for such period, (iii) depreciation expense, amortization expense, and all other non-cash charges to Net Income for such period, minus (plus) (iv) additions (reductions) to non-cash working capital of the Borrower and its Subsidiaries for such period exceeds (b) the sum of (i) the aggregate amount of payments made by the Borrower and its Subsidiaries during such period in respect of all principal and interest on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise), plus (ii) federal, state and local income taxes paid during such period, plus (iii) the aggregate amount of payments made with respect to Capital Expenditures of Borrower and its Subsidiaries during such period (including payments made with respect to Permitted Acquisitions).

                  "Retail Group" means the assets and business of the Borrower relating to providing optometric services, selling optical goods, and providing related services primarily in the State of New Jersey, Minnesota, and Wisconsin and manufacturing optical lenses in the State of New Jersey, all as currently held on and in effect on May 31, 1999.

                 1.11. Section 8.5 (Financial Reports) of the Credit Agreement shall be amended by striking the period appearing at the end of subsection (h) thereof and inserting a semicolon followed by the word "and" and inserting a new subsection (i) which shall read as follows:

                           (i) as soon as available, and in any event within 45
                  days after the close of each fiscal quarter of each fiscal year of the Borrower, a copy of the Borrower's consolidated and

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


                  consolidating cash flow report (including projected sources and uses of cash) prepared on a month-by-month basis for the current fiscal quarter, which report shall be in reasonable detail and in a form reasonably acceptable to the Agent.

                 1.12. Section 8.8 (Total Funded Debt/Adjusted EBITDA Ratio) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                           Section 8.8. Total Funded Debt/Adjusted EBITDA Ratio.
                  As of the last day of each fiscal quarter of the Borrower ending during the periods specified below, the Borrower shall not permit the Total Funded Debt/Adjusted EBITDA Ratio as of the last day of such fiscal quarter to be greater than or equal to:

                                                                            RATIO SHALL NOT BE
                     FROM AND INCLUDING           TO AND INCLUDING       GREATER THAN OR EQUAL TO

                        April 1, 1999              June 30, 1999                6.0 to 1.0

                        July 1, 1999             September 30, 1999            5.25 to 1.0

                       October 1, 1999           December 31, 1999              3.5 to 1.0

                       January 1, 2000             March 31, 2000              3.25 to 1.0

                        April 1, 2000            September 30, 2000             3.0 to 1.0

                       October 1, 2000      and at all times thereafter        2.75 to 1.0

                 1.13. Sections 8.10 (Interest Coverage Ratio), 8.11 (Debt Service Coverage Ratio), and 8.12 (Capital Expenditures) of the Credit Agreement shall be amended and restated in their entirety to read as follows:

                           Section 8.10. Interest Coverage Ratio. As of the last
                  day of each fiscal quarter of the Borrower ending during the periods specified below, the Borrower shall maintain a ratio of EBITDA for the four fiscal quarters of the Borrower then ended to Interest Expense for the same four fiscal quarters then ended of not less than:


                                                                              RATIO SHALL NOT BE
                   FROM AND INCLUDING            TO AND INCLUDING                 LESS THAN
                     April 1, 1999                June 30, 1999                   1.5 to 1.0

                      July 1, 1999              September 30, 1999               1.75 to 1.0

                    October 1, 1999             December 31, 1999                2.75 to 1.0

                    January 1, 2000               March 31, 2000                 3.25 to 1.0

                     April 1, 2000              September 30, 2000                3.5 to 1.0

                    October 1, 2000        and at all times thereafter            4.0 to 1.0

                           Section 8.11. Debt Service Coverage Ratio. As of the
                  last day of each fiscal quarter of the Borrower ending during the periods specified below, the Borrower shall maintain a ratio of (a) EBITDA for the four fiscal quarters of the Borrower then ended less the sum of (i) Capital Expenditures incurred during such period and (ii) cash payments made during such period with respect to federal, state, and local income taxes to (b) the aggregate amount of payments required to be made by the Borrower and its Subsidiaries during the four fiscal quarters of the Borrower then ended in respect of all principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise) plus Interest Expense for the same four fiscal quarter period then ended, of not less than:


                                                                              RATIO SHALL NOT BE
                   FROM AND INCLUDING            TO AND INCLUDING                 LESS THAN
                     April 1, 1999              September 30, 1999               1.25 to 1.0

                    October 1, 1999             December 31, 2002                1.75 to 1.0

                    January 1, 2003         and at all time thereafter            2.0 to 1.0

                           Section 8.12. Capital Expenditures. The Borrower
                  shall not, nor shall it permit any other Subsidiary to, incur Capital Expenditures in an aggregate amount in excess of $3,000,000 during any fiscal year.

                 1.14. Section 8 of the Credit Agreement shall be amended by adding at the end thereof new Sections 8.33 (Excess Cash Flow), 8.34 (Physician Advances), and 8.35 (Bank Group Consultant) which shall read as follows:

                           Section 8.33. Excess Cash Flow. Within 45 days after
                  the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending March 31, 2000), the Borrower shall pay to the Agent an amount equal to 50% of Excess Cash Flow (if positive) for the fiscal quarter then ended, such amount(s) to be held by the Agent in an Account in the manner provided for in Section 9.4(b) hereof as collateral security for the Obligations. The amounts so held in the Account may, at the Borrower's request and with the written consent of the Required Banks, be applied to the Obligations then outstanding (and in such order and manner as the Required Banks then require). During the existence of any Event of Default, at the request of or with the written consent of the Required Banks, the Agent shall apply the amounts held in the Account (or any part thereof) to the Obligations then outstanding (such amounts to be applied in accordance with Section 3 of the Credit Agreement unless otherwise agreed to by the Required Banks).

                           Section 8.34. Physician Advances. Within 45 days
                  after the last day of each fiscal quarter of the Borrower, the Borrower shall prepare and distribute to the Agent and the Banks a report of all advances due from physicians and related professions under management agreements with the Borrower and/or any one or more of its Subsidiaries, together with a comparison of such receivable balances with the Borrower's current operating budget, with such report to be in form and substance, and in such detail, as the Agent may reasonably request.

                           Section 8.35. Bank Group Consultant. The Agent, on
                  behalf of the Banks, shall have the continuing right to engage at the Borrower's cost and expense a firm of independent public accountants or such other financial consultants selected by the Agent to periodically review the Borrower's and its Subsidiaries' financial condition and operations as reasonably requested by the Agent (such review to include, without limitation, quarterly reviews of the Borrower's and its Subsidiaries' cash management systems and procedures and the status of the Borrower's implementation of any modifications thereto, quarterly reviews of outstanding material Year 2000 Problems affecting the Borrower or any of its Subsidiaries and the status of the Borrower's implementation of any plans to eliminate or mitigate the same, quarterly reviews of the Borrower's consolidated and consolidating weekly cash flow reports and quarterly operating budget, reviewing the Borrower's accounting procedures and systems, and the operations thereof, relating to accounting for and reconciling intercompany transactions, and reviews of all material agreements relating to the sale or other disposition of any material assets or business of the Borrower or any of its Subsidiaries or of any proposed Acquisition).

                  1.14. Section 9.1 of the Credit Agreement shall be amended by striking the period appearing at the end of Section 9.1(k) thereof and inserting therefor a semicolon followed by the word "or" and inserting a new Section 9.1(l) at the end of such Section as so amended which shall read as follows:

                  (l) (i) the aggregate amount of net advances due from practice group physicians and related professionals from and payable to the Borrower and/or any one or more of its Subsidiaries under management agreements between such practice groups and the Borrower and/or any one or more of its Subsidiaries at any one time outstanding exceeds the following: (x) $3,100,000 from June 10, 1999 to and including December 31, 1999, (y) $2,000,000 from January 1, 2000 to and including December 31, 2000, and (z) $1,000,000 from January 1, 2001 and thereafter; and (ii) the aggregate amount of net advances due from any practice group physician or related professional and payable to the Borrower and/or any one or more of its Subsidiaries under the relevant management agreement between the relevant practice group and the Borrower and/or any one or more of its Subsidiaries as of the last day of any fiscal year beginning January 1, 2001 and thereafter of such practice group (net of allocable income for such year actually paid to the Borrower or its Subsidiaries from such practice group within 120 days of year-end) exceeds $0.

SECTION 2.           WAIVERS.

         The Borrower has advised the Banks that as of December 31, 1998, and as of March 31, 1999, the Borrower was not in compliance with any one or more of Sections 8.7 (Current Ratio), 8.8 (Total Funded Debt/Adjusted EBITDA Ratio), 8.9 (Net Worth), 8.10 (Interest Coverage Ratio), and 8.11 (Debt Service Coverage Ratio) of the Credit Agreement (herein, the "Financial Covenant Defaults"); and that as of the date of this Amendment, the Borrower continues to be in default under Section 8.5(c) of the Credit Agreement regarding the delivery of its December 31, 1998, year-end audited financial statements and under Section 8.5(a) of the Credit Agreement regarding the delivery of its January 1999, February 1999, March 1999, and April 1999 month-end financial statements (the defaults under Sections 8.5(c) and 8.5(a) referenced above being referred to herein as the "December 31, 1998--April 30, 1999, Financial Reporting Defaults"). The Borrower has requested that the Banks waive the Borrower's non-compliance with the foregoing and, by signing below, the Required Banks hereby agree to waive the Financial Covenant Defaults for, and only for, the periods ending on or prior to March 31, 1999, and the December 31, 1998--April 30, 1999, Financial Reporting Defaults for, and only for, the financial reporting periods so described, provided that the waivers set forth herein shall not be effective unless and until the conditions precedent set forth in Section 3 below have been satisfied.

SECTION 3.           CONDITIONS PRECEDENT.

         The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

                  3.1. The Borrower, the Agent, and the Required Banks shall have executed and delivered this Amendment.

                  3.2. The Borrower shall, and shall cause each of its Subsidiaries to, amend the Collateral Documents and the Guaranties so as to provide that ACH Liabilities from time to time outstanding are secured or otherwise guarantied by the relevant Loan Document in form and substance acceptable to the Agent.

                  3.3. The Agent shall have received for each of the Banks: (a) drafts of the Borrower's December 31, 1998, Form 10-K report and March 31, 1999, Form 10-Q report to be filed with the Securities and Exchange Commission substantially concurrently with the execution and deliver of this Amendment, (b) a copy of the Borrower's consolidated and consolidating cash flow report (including projected sources and uses of cash) prepared on a week-by-week basis through the period ending December 31, 1999, and (c) a copy of the Borrower's consolidated and consolidating operating budget (including projected operating revenues and expenses) prepared on a quarter-by-quarter basis for the period from January 1, 1999, through the period ending December 31, 2000.

                  3.4. Each Subsidiary shall have executed its acknowledgement and consent to this Amendment in the space provided for that purpose below.

                  3.5. The Agent shall have received for each Bank the favorable written opinion of counsel to the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Agent.

                  3.6. The Borrower shall have paid to the Agent for the benefit of the Lenders an amendment fee equal to .40% on the principal balance of Term Loans and the total Revolving Credit Commitments outstanding immediately prior to the Block Vision Sale (such fee to be paid to the Lenders ratably based upon the outstanding principal balance of the Term Loans owed to, or the Revolving Credit Commitments held by, such Lenders). The Borrower shall have also paid to the Agent, for its own use and benefit, an additional administrative fee in the amount required by the fee letter being entered into between the Borrower and the Agent substantially concurrently herewith.

                  3.7. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.

SECTION 4.           CONDITION SUBSEQUENT.

         In addition to the financial information required by Section 8.5 of the Credit Agreement and Section 3.3 of this Amendment, the Borrower agrees to deliver to the Agent: (a) within 10 days of the date of this Amendment copies of the Borrower's December 31, 1998, Form 10-K and March 31, 1999, Form 10-Q reports filed by the Borrower with the Securities and Exchange Commission and
(b) within 15 days of the date of this Amendment, copies of the monthly financial statements of the Borrower required under Section 8.5(a) hereof for the months of January, February, March, and April of 1999. Failure by the Borrower to timely comply with the foregoing conditions subsequent shall constitute an Event of Default under the Credit Agreement.

SECTION 5.           REPRESENTATIONS.

         In order to induce the Banks to execute and deliver this Amendment, the Borrower hereby represents to the Agent and the Banks that as of the date hereof, and after giving effect to the amendments and waivers set forth above, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Banks) and the Borrower and its Subsidiaries are in compliance with all of the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default has occurred and is continuing or shall result after giving effect to this Amendment.

SECTION 6.           RELEASE OF CLAIMS.

         To induce the Banks and the Agent to enter into this Amendment, the Borrower and, by signing the acknowledgement and consent referred to below, each of its Subsidiaries hereby release, acquit, and forever discharge the Banks and the Agent, and their officers, directors, agents, employees, successors, and assigns, from all liabilities, claims, demands, actions, and causes of action of any kind (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, at law or in equity, that they now have or ever had against the Banks and the Agent, or any one or more of them individually, under or in connection with the Credit Agreement or any of the other Loan Documents.

SECTION 7.           MISCELLANEOUS.

        7.1. The Borrower has heretofore executed and delivered to the Agent and the Banks certain of the Collateral Documents. The Borrower hereby acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment, the Collateral Documents remain in full force and effect and the rights and remedies of the Agent and the Banks thereunder, the obligations of the Borrower thereunder, and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired, or discharged hereby. The Borrower hereby acknowledges and agrees that the Loans as modified by this Amendment constitute Obligations secured by each of the Collateral Documents. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

        7.2. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

        7.3. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution, and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Agent.

         7.4 This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.



                           [SIGNATURE PAGES TO FOLLOW]

     This Second Amendment to Amended and Restated Credit Agreement is dated as of the date and year first above written.

                                  VISION TWENTY-ONE, INC.


                                  By  /s/ Richard T. Welch
                                     Name  Richard T. Welch
                                     Title    Chief Financial Officer

         Accepted and agreed to as of the day and year last above written.


                                  BANK OF MONTREAL, in its individual capacity
                                   as a Bank and as Agent

                                  By  /s/ Mark F. Spencer
                                     Name Mark F. Spencer
                                     Title   Managing Director

                                  BANK ONE TEXAS, N.A.

                                  By  /s/ Jason O. White
                                     Name  Jason O. White
                                     Title    Assistant Vice President

                                  PACIFICA PARTNERS I, L.P.
                                         By:  Imperial Credit Asset
                                              Management, as its Investment
                                              Manager

                                  By  /s/ Dean K. Kawai
                                     Name  Dean K. Kawai
                                     Title    Vice President

                                  PILGRIM PRIME RATE TRUST
                                         By: Pilgrim Investments, Inc., as its
                                             Investment Manager

                                  By  /s/ Charles E. LeMieux
                                     Name Charles E. LeMieux CFA
                                     Title   Assistant Vice President

                                  PILGRIM AMERICA HIGH INCOME
                                    INVESTMENTS LTD.
                                         By: Pilgrim Investments, Inc., as its
                                             Investment Manager

                                  By  /s/ Charles E. LeMieux
                                     Name   Charles E. LeMieux CFA
                                     Title  Assistant Vice President

                                  MERRILL LYNCH BUSINESS FINANCIAL
                                     SERVICES, INC.


                                  By  /s/ Jeremy M. Dhein
                                     Name Jeremy M. Dhein
                                     Title   Assistant Vice President

                           ACKNOWLEDGEMENT AND CONSENT

         The undersigned, being all of the Material Subsidiaries of Vision Twenty-One, Inc., have heretofore executed and delivered to the Agent and the Banks one or more Guaranties and Collateral Documents. Each of the undersigned hereby consents to the Second Amendment to Credit Agreement as set forth above and confirms that its Guaranty and Collateral Documents, and all of its obligations thereunder, remain in full force and effect and, without limiting the foregoing, acknowledges and agrees that the Loans as modified therein constitute Obligations guaranteed by, or otherwise secured by, the Loan Documents executed by it. Each of the undersigned further agrees that the consent of the undersigned to any further amendments to the Credit Agreement shall not be required as a result of this consent having been obtained, except to the extent, if any, required by the Loan Documents referred to above.

                                  "GUARANTORS"

                               VISION 21 PHYSICIAN PRACTICE
                                 MANAGEMENT COMPANY
                               VISION 21 OF SOUTHERN ARIZONA, INC.
                               VISION 21 OF SIERRA VISTA, INC.
                               VISION 21 MANAGEMENT SERVICES, INC.
                               VISION 21 MANAGED EYE CARE OF TAMPA
                                 BAY, INC.
                               VISION TWENTY-ONE MANAGED EYE CARE
                                 IPA, INC.
                               BBG-COA, INC.
                               BLOCK VISION, INC.
                               UVC INDEPENDENT PRACTICE ASSOCIATION,
                                 INC.
                               MEC HEALTH CARE, INC.
                               LSI ACQUISITION, INC.
                               VISION TWENTY-ONE EYE SURGERY CENTERS,
                                 INC.
                               EYE SURGERY CENTER MANAGEMENT, INC.
                               VISION TWENTY-ONE REFRACTIVE CENTER,
                                 INC.
                               VISION TWENTY-ONE OF WISCONSIN, INC.



                               By  /s/ Richard T. Welch
                                  Richard T. Welch, an authorized signatory
                                  for each of the above-referenced entities